CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 15, 2005

Date of Report

(Date of Earliest Event Reported)

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 West Lake Mead Blvd., Suite 300,

Las Vegas, NV 89128

(Address of principal executive offices (zip code))

(702) 562-4155

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01: Other Events

On April 20, 2005, AXM Pharma, Inc. filed a Form 8-K disclosing a private financing with 9 accredited investors resulting in net proceeds of approximately $3,067,500.  On the two dates we accepted subscriptions for the financing, April 19 and April 20, the market price of our common stock was $2.50 and $2.07 respectively.  Although none of the securities issued in the financing are below $2.07, the conversion price of the notes and the exercise price of the Series C Warrants issued pursuant to the financing is a fixed price of $2.10 per share, which is below $2.50.  If all of the notes and warrants issued pursuant to the financing are converted and exercised, we could issue up to an aggregate of 8,109,116 shares of common stock.  Under Rule 713 of the Listing Standards, Policies and Requirements of the American Stock Exchange (“AMEX”), on which our common stock is listed, we must obtain stockholder approval in connection with any transaction, other than a public offering, that involves the issuance of common stock that equals 20% or more of our then-outstanding common stock if we issue the stock at a price below the market value at the time of issuance.  Accordingly, we held a Special Meeting of Shareholders on June 15, 2005 to approve the proposal to issue up to 8,109,116 shares of common stock at below-then current prices.

On the date of the Special Meeting, we had 20,940,462 shares outstanding.  10,837,769 (51.76%) votes were cast in favor of the proposal and 649,207 (3.10%) votes were cast against the proposal.  Pursuant to Nevada Revised Statutes, NRS 78.320, the proposal would be approved if the votes cast favoring this proposal exceeded the votes cast opposing this proposal.  Therefore, the proposal was approved.

Section 7 – Regulation FD

Item 7.01: Regulation FD Disclosure

In response to questions from shareholders at the Special Meeting, Management stated that it hoped AXM would be cash flow positive from operations by the fourth quarter of 2005.  Management stressed however, that there is no guarantee that this will occur or that the Company will actually become cash flow positive within this time frame.

Additionally and also in response to questions from shareholders, Management reiterated that it is actively seeking bank financing for accounts receivable to finance purchase orders for its products.  Management discussed that it hoped to expand its Sunkist line of products throughout Asia and possibly into North America at some point in the future, although Management stressed that no agreements or licenses are in place and that no significant negotiations have occurred with Sunkist to expand the geographic scope of the existing license agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AXM PHARMA, INC.

By: /s/ Chet Howard Chet Howard Chief Executive Officer

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